EXHIBIT 99.1

Chemical Financial Corporation Reports Third Quarter 2008 Results

MIDLAND, Mich., October 27, 2008 (GLOBE NEWSWIRE) -- Chemical Financial Corporation (Nasdaq:CHFC) today announced a third quarter 2008 net loss of $1.0 million, or $0.04 per diluted share, versus net income of $10.6 million, or $0.44 per diluted share, in the third quarter of 2007.

Net income was $18.3 million, or $0.77 per diluted share, for the nine months ended September 30, 2008, compared to net income of $29.2 million, or $1.19 per diluted share, for the nine months ended September 30, 2007.

"Although third quarter net interest income was up significantly due primarily to our net interest margin increasing 52 basis points from the prior year's quarter, the increase was insufficient to overcome the previously disclosed $22 million loan loss provision we incurred during the quarter. The significantly higher provision resulted from the combination of deteriorating credit quality and a $10.1 million loss attributable to a single borrower engaged in a fraudulent loan transaction. The fraud loss, by itself, had a negative impact of $0.29 per share, after-tax, on our reported earnings," said David B. Ramaker, Chairman, Chief Executive Officer and President of Chemical Financial Corporation.

"The rapid deterioration in the national economy over the past quarter has had a significant impact on Michigan's struggling economy, which has translated into increases in loan losses, loan delinquencies and nonperforming assets. As a result, we increased our loan loss reserves. We felt that this action was necessary in the current environment, but are not satisfied with our reported earnings this quarter," noted Ramaker.

"At the same time, our strong balance sheet, healthy capital position and sufficient liquidity have left Chemical Financial well positioned even in this difficult economic environment. Earlier this month, the Board declared a quarterly dividend of $0.295 per share for the fourth quarter of 2008, a reflection of the Company's belief that our earnings potential is high and our capital position strong. In fact, at quarter's end, our Leverage and Tier One Risk-Based capital ratios remained more than double the regulatory benchmarks for well-capitalized institutions. Despite the struggles faced by the national and Michigan economies, we are poised to not only weather the current economic crisis, but to capitalize on opportunities which present themselves," added Ramaker.

Net interest income was $36.72 million in the third quarter of 2008, an increase of $4.25 million, or 13.1 percent, from third quarter 2007 net interest income of $32.47 million and an increase of $1.08 million, or 3.0 percent, from second quarter 2008 net interest income of $35.64 million. The increases in net interest income were attributable primarily to the increases in net interest margin. The net interest margin (on a tax-equivalent basis) in the third quarter of 2008 was 4.20 percent, up substantially from 3.68 percent in the third quarter of 2007 and up from 4.11 percent in the second quarter of 2008. The increases in net interest margin were primarily attributable to decreases in rates paid on interest-bearing liabilities exceeding decreases in rates earned on interest-earning assets, as deposits repriced more rapidly than loans in the falling interest rate environment experienced in the past 12 months.

Total assets were $3.79 billion at September 30, 2008, up slightly from $3.75 billion at December 31, 2007 and down from $3.82 billion at September 30, 2007. At September 30, 2008, total loans were $2.93 billion, versus $2.80 billion at December 31, 2007 and $2.81 billion at September 30, 2007. Federal funds sold were $2 million at September 30, 2008, down from $58 million at December 31, 2007 and $88 million at September 30, 2007. Investment securities were $566 million at September 30, 2008, down from $595 million at December 31, 2007 and down from $632 million at September 30, 2007. During the first nine months of 2008, the Company utilized excess liquidity to fund approximately $129 million in loan growth and reduce wholesale borrowings.

Total deposits were $2.94 billion at September 30, 2008, up slightly from $2.88 billion at December 31, 2007, although down from $2.97 billion at September 30, 2007. Long-term wholesale borrowings, comprised of Federal Home Loan Bank advances, totaled $90 million at September 30, 2008, down $60 million, or 40 percent, from $150 million at December 31, 2007 and down $35 million, or 28 percent, from $125 million at September 30, 2007.

The provision for loan losses was $22.0 million in the third quarter of 2008, compared to $6.5 million in the second quarter of 2008 and $2.9 million in the third quarter of 2007. Included in the provision for the third quarter of 2008 was $10.1 million attributable to the previously disclosed fraudulent loan transaction. Absent this event, the provision for the third quarter of 2008 would have been $11.9 million. Net loan charge-offs were $15.3 million in the third quarter of 2008, up substantially from $6.5 million in the second quarter of 2008 and $0.8 million in the third quarter of 2007. The increase in charge-offs in the third quarter of 2008, as compared to the second quarter of 2008, was due primarily to the fraudulent loan transaction. Absent this transaction, net charge-offs in the third quarter of 2008 would have been $5.2 million.

At September 30, 2008, nonperforming assets totaled $98.4 million, up from $87.8 million at June 30, 2008 and up from $62.8 million at September 30, 2007. Nonperforming loans were $82.7 million at September 30, 2008, compared to $71.9 million at June 30, 2008 and $53.6 million at September 30, 2007. At September 30, 2008, nonperforming loans as a percentage of total loans were 2.83 percent, up from 2.52 percent at June 30, 2008 and up from 1.90 percent at September 30, 2007.

The allowance for loan losses of $46.4 million at September 30, 2008 was up 16.9 percent from $39.7 million at June 30, 2008. The allowance at September 30, 2008 was 1.58 percent of total loans, up from 1.39 percent of total loans at June 30, 2008 and up from 1.36 percent of total loans at September 30, 2007. The allowance for loan losses as a percent of nonperforming loans was 56 percent at September 30, 2008, up from 55 percent at June 30, 2008, but down from 72 percent at September 30, 2007. As part of Chemical Financial Corporation's ongoing credit portfolio monitoring program, the Company makes periodic assessments of the quality of each nonperforming credit, the financial condition of the borrower and the value of any underlying collateral to identify potential loss exposure on nonperforming loans. The Company's nonperforming loans at September 30, 2008 included commercial, real estate commercial and residential development construction loans totaling $27.3 million, which have been analyzed and deemed to have sufficient collateral values so as not to require a specific impairment reserve on these loans at September 30, 2008.

Total noninterest income was $10.1 million in the third quarter of 2008, down $1.0 million, or 9.0 percent, from $11.1 million in the third quarter of 2007. The decrease from the prior year's quarter was attributable to the recognition of a $0.4 million other-than-temporary impairment loss on the value of a single issue debt security in the Company's available-for-sale securities portfolio and noninterest income in the third quarter of 2007 including $1.0 million of nonrecurring income from the recognition of insurance proceeds from fire damage to a branch building.

Operating expenses in the third quarter of 2008 were $26.8 million, up $1.6 million, or 6.3 percent, from $25.2 million in the third quarter of 2007. The increase was attributable to higher operating costs incurred across the Company's expense base, particularly in the areas of compensation expense, loan collection costs, other real estate write-downs and operating costs and marketing expenses related to our "Save Michigan" advertising campaign. The Company's efficiency ratio was 56.5 percent in the third quarter of 2008, up from 55.8 percent in the second quarter of 2008 and down from 57.1 percent in the third quarter of 2007. The decrease in the efficiency ratio from the prior year's quarter was primarily attributable to the increase in net interest income.

The Company's effective federal income tax rate was 48.1% in the third quarter of 2008, compared to 31.4% in the third quarter of 2007. For the nine months ended September 30, 2008 and 2007, the Company's effective federal income tax rates were 31.5% and 32.1%, respectively. The differences between the federal statutory income tax rates and the Company's effective federal income tax rates are primarily a function of the proportion of the Company's interest income exempt from federal taxation, nondeductible interest expense and other nondeductible expenses relative to pretax income and tax credits.

The Company's return on average assets during the third quarter of 2008 was (0.11) percent, down from 1.03 percent in the second quarter of 2008 and 1.10 percent in the third quarter of 2007. At September 30, 2008, the Company's book value stood at $21.19 per share versus $21.04 per share at September 30, 2007.

Chemical Financial Corporation is the third-largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 129 banking offices spread over 31 counties in the lower peninsula of Michigan. At September 30, 2008, the Company had total assets of $3.79 billion. Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Global Select Market.

Safe Harbor Statement

This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Chemical Financial Corporation itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "plans," "predicts," "projects," "should," "will," variations of such words and similar expressions are intended to identify such forward-looking statements. Management's determination of the provision and allowance for loan losses involves judgments that are inherently forward-looking. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical Financial Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in Chemical Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2007, the timing and level of asset growth; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized fully or at all or within expected time frames; the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	September 30 2008	December 31 2007	September 30 2007
Assets:
Cash and cash equivalents:
Cash and cash due from banks	$107,311	$125,285	$99,465
Federal funds sold	2,000	58,000	88,300
Interest-bearing deposits with unaffiliated banks	4,579	6,228	15,226
Total Cash and Cash Equivalents	113,890	189,513	202,991
Investment securities:
Available for sale	455,158	503,271	533,611
Held to maturity	111,261	91,243	98,342
Total Investment Securities	566,419	594,514	631,953
Other securities	22,142	22,135	22,135
Loans held for sale	10,861	7,883	7,708

Loans:
Commercial	574,006	515,319	534,503
Real estate commercial	776,617	760,399	736,443
Real estate construction	133,615	134,828	138,199
Real estate residential	831,700	838,545	840,694
Consumer	612,433	550,343	565,140
Total Loans	2,928,371	2,799,434	2,814,979
Allowance for loan losses	(46,412)	(39,422)	(38,386)
Net Loans	2,881,959	2,760,012	2,776,593

Premises and equipment	51,471	49,930	48,293
Goodwill	69,908	69,908	69,908
Other intangible assets	5,594	6,876	7,324
Interest receivable and other assets	65,842	53,542	55,857
Total Assets	$3,788,086	$3,754,313	$3,822,762

Liabilities:
Deposits:
Noninterest-bearing	$531,355	$535,705	$524,522
Interest-bearing	2,412,521	2,339,884	2,442,692
Total Deposits	2,943,876	2,875,589	2,967,214
Interest payable and other liabilities	23,606	22,848	23,285
Short-term borrowings	224,684	197,363	203,322
Federal Home Loan Bank advances - long-term	90,025	150,049	125,049
Total Liabilities	3,282,191	3,245,849	3,318,870

Shareholders' Equity:
Common stock, $1 par value per share	23,877	23,815	23,952
Surplus	346,652	344,579	347,569
Retained earnings	139,037	141,867	138,817
Accumulated other comprehensive loss	(3,671)	(1,797)	(6,446)
Total Shareholders' Equity	505,895	508,464	503,892
Total Liabilities and Shareholders' Equity	$3,788,086	$3,754,313	$3,822,762

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended September 30		Nine Months Ended September 30
(In thousands, except per share data)	2008	2007	2008	2007
Interest Income:
Interest and fees on loans	$45,211	$48,346	$135,272	$143,850
Interest on investment securities:
Taxable	5,333	6,299	16,645	18,667
Tax-exempt	738	688	2,120	2,018
Dividends on other securities	211	182	795	755
Interest on federal funds sold	180	1,433	1,610	4,495
Interest on deposits with unaffiliated banks	15	209	191	383
Total Interest Income	51,688	57,157	156,633	170,168

Interest Expense:
Interest on deposits	12,986	21,037	43,047	62,290
Interest on short-term borrowings	482	1,957	1,942	5,731
Interest on Federal Home Loan Bank advances - long-term	1,500	1,690	4,902	5,480
Total Interest Expense	14,968	24,684	49,891	73,501
Net Interest Income	36,720	32,473	106,742	96,667
Provision for loan losses	22,000	2,900	31,200	7,025
Net Interest Income after
Provision for Loan Losses	14,720	29,573	75,542	89,642

Noninterest Income:
Service charges on deposit accounts	5,316	5,039	15,097	15,243
Trust and investment services revenue	1,925	2,034	6,042	6,221
Other charges and fees for customer services	2,618	2,393	7,302	7,211
Mortgage banking revenue	348	577	1,408	1,647
Investment securities (losses) gains	(438)	-	1,278	4
Other	285	1,014	466	2,130
Total Noninterest Income	10,054	11,057	31,593	32,456

Operating Expenses:
Salaries, wages and employee benefits	15,075	14,463	44,364	44,975
Occupancy	2,472	2,361	7,602	7,721
Equipment	2,346	2,065	6,666	6,421
Other	6,857	6,281	21,847	20,032
Total Operating Expenses	26,750	25,170	80,479	79,149
Income (Loss) Before Income Taxes	(1,976)	15,460	26,656	42,949
Federal Income Tax Expense (Benefit)	(951)	4,850	8,400	13,786
Net Income (Loss)	$(1,025)	$10,610	$18,256	$29,163

Net income (loss) per share:
Basic	$(0.04)	$0.44	$0.77	$1.19
Diluted	(0.04)	0.44	0.77	1.19

Cash dividends per share	0.295	0.285	0.885	0.855

Average shares outstanding:
Basic	23,836	24,091	23,827	24,520
Diluted	23,858	24,098	23,839	24,532

Chemical Financial Corporation Announces Third Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in thousands)	2008	2007	2008	2007
Average Balances
Total assets	$3,782,391	$3,812,654	$3,777,057	$3,799,670
Total interest-earning assets	3,542,031	3,576,667	3,544,785	3,565,767
Total loans	2,898,784	2,813,746	2,841,873	2,803,141
Total deposits	2,923,912	2,957,407	2,922,438	2,936,466
Total interest-bearing liabilities	2,689,248	2,740,812	2,702,251	2,732,713
Total shareholders' equity	512,504	499,353	510,893	507,146

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	4.20%	3.68%	4.08%	3.68%
Efficiency ratio	56.5%	57.1%	57.5%	60.5%
Return on average assets	(0.11)%	1.10%	0.65%	1.03%
Return on average shareholders' equity	(0.8)%	8.4%	4.8%	7.7%
Average shareholders' equity as a
percent of average assets	13.5%	13.1%	13.5%	13.3%
Tangible shareholders' equity as a
percent of total assets			11.6%	11.4%
Total risk-based capital ratio			16.7%	17.1%

	Sept 30 2008	June 30 2008	March 31 2008	Dec 31 2007	Sept 30 2007
Credit Quality Statistics
Nonaccrual loans	$69,719	$61,635	$61,360	$55,596	$40,341
Loans 90 or more days past due
and still accruing	13,012	10,288	10,570	7,764	13,282
Total nonperforming loans	82,731	71,923	71,930	63,360	53,623
Repossessed assets (RA)	15,699	15,897	12,664	11,132	9,164
Total nonperforming assets	98,430	87,820	84,594	74,492	62,787
Net loan charge-offs (year-to-date)	24,210	8,958	2,460	6,176	2,737

Allowance for loan losses as a
percent of total loans	1.58%	1.39%	1.42%	1.41%	1.36%
Allowance for loan losses as a
percent of nonperforming loans	56%	55%	55%	62%	72%
Nonperforming loans as a
percent of total loans	2.83%	2.52%	2.58%	2.26%	1.90%
Nonperforming assets as a
percent of total loans plus RA	3.34%	3.06%	3.02%	2.65%	2.22%
Nonperforming assets as a
percent of total assets	2.60%	2.35%	2.23%	1.98%	1.64%
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	1.14%	0.64%	0.35%	0.22%	0.13%

	Sept 30 2008	June 30 2008	March 31 2008	Dec 31 2007	Sept 30 2007
Additional Data - Intangibles
Goodwill	$69,908	$69,908	$69,908	$69,908	$69,908
Core deposit intangibles	3,266	3,609	4,062	4,593	5,024
Mortgage servicing rights (MSR)	2,328	2,354	2,280	2,283	2,300
Amortization of core deposit intangibles (quarter only)	343	453	531	431	431

Chemical Financial Corporation Announces Third Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	Sept 30 2008	June 30 2008	March 31 2008	Dec 31 2007	Sept 30 2007
Nonaccrual loans:
Commercial	$13,320	$10,918	$11,595	$10,961	$6,735
Real estate commercial	24,230	17,915	19,235	19,672	19,664
Real estate construction	14,513	15,157	17,206	12,979	4,573
Real estate residential	12,869	11,955	9,267	8,516	7,244
Consumer	4,787	5,690	4,057	3,468	2,125
Total nonaccrual loans	69,719	61,635	61,360	55,596	40,341
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	1,735	3,130	1,631	1,958	1,867
Real estate commercial	6,586	2,948	2,865	4,170	5,367
Real estate construction	1,096	676	392	-	1,076
Real estate residential	2,910	2,746	4,742	1,470	3,918
Consumer	685	788	940	166	1,054
Total accruing loans contractually past due 90 days or more as to interest or principal payments	13,012	10,288	10,570	7,764	13,282
Total nonperforming loans	82,731	71,923	71,930	63,360	53,623
Other real estate and repossessed assets	15,699	15,897	12,664	11,132	9,164
Total nonperforming assets	$98,430	$87,820	$84,594	$74,492	$62,787

Chemical Financial Corporation Announces Third Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	Sept 30 2008	June 30 2008	March 31 2008	Dec 31 2007	Sept 30 2007
Allowance for loan losses at beginning of period	$39,664	$39,662	$39,422	$38,386	$36,254
Provision for loan losses	22,000	6,500	2,700	4,475	2,900

Loans charged off:
Commercial	(11,468)	(1,474)	(591)	(550)	(208)
Real estate commercial	(673)	(3,373)	(1,304)	(1,415)	-
Real estate construction	(923)	(1,070)	(16)	(850)	(134)
Real estate residential	(749)	(358)	(245)	(306)	(64)
Consumer	(1,776)	(612)	(540)	(596)	(501)
Total loan charge-offs	(15,589)	(6,887)	(2,696)	(3,717)	(907)
Recoveries of loans previously charged off:
Commercial	74	228	77	90	18
Real estate commercial	68	32	20	1	19
Real estate construction	-	-	29	30	-
Real estate residential	50	5	22	12	4
Consumer	145	124	88	145	98
Total loan recoveries	337	389	236	278	139
Net loan charge-offs	(15,252)	(6,498)	(2,460)	(3,439)	(768)
Allowance for loan losses at end of period	$46,412	$39,664	$39,662	$39,422	$38,386

Chemical Financial Corporation Announces Third Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	3rd Qtr. 2008	2nd Qtr. 2008	1st Qtr. 2008	4th Qtr. 2007	3rd Qtr. 2007
Summary of Operations
Interest income	$51,688	$51,508	$53,437	$55,726	$57,157
Interest expense	14,968	15,872	19,051	22,304	24,684
Net interest income	36,720	35,636	34,386	33,422	32,473
Provision for loan losses	22,000	6,500	2,700	4,475	2,900
Net interest income after provision
for loan losses	14,720	29,136	31,686	28,947	29,573
Noninterest income	10,054	11,959	9,580	10,832	11,057
Operating expenses	26,750	26,885	26,844	25,522	25,170
Income (Loss) Before Income Taxes	(1,976)	14,210	14,422	14,257	15,460
Federal Income Tax Expense (Benefit)	(951)	4,600	4,751	4,411	4,850
Net Income (Loss)	$(1,025)	$9,610	$9,671	$9,846	$10,610

Per Common Share Data
Net income (loss):
Basic	$ (0.04)	$ 0.40	$ 0.41	$ 0.41	$ 0.44
Diluted	(0.04)	0.40	0.41	0.41	0.44
Cash dividends	0.295	0.295	0.295	0.285	0.285
Book value - period-end	21.19	21.58	21.60	21.35	21.04
Market value - period-end	31.14	20.40	23.84	23.79	24.25